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                                                                     EXHIBIT 8.3

                    TAX OPINION OF LOCKE LIDDELL & SAPP LLP



                              September 17, 2001

Micrografx, Inc.
8144 Walnut Hill Lane, Suite 1040
Dallas, Texas 75231

Ladies and Gentlemen:

     We have acted as counsel for Micrografx, Inc., a Texas corporation ("Micrografx"), in connection with the proposed merger (the "Merger") of Micrografx and Calgary I Acquisition Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Corel Corp., a corporation continued under the laws of Canada ("Corel"), pursuant to that certain Merger Agreement dated as of July 16, 2001 (the "Merger Agreement") by and among Corel, Merger Sub and Micrografx, and as described in the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included in the registration statement of Corel on Form S-4, which was originally filed with the Securities and Exchange Commission on August 10, 2001 and amended on the date hereof (the "Registration Statement"). Capitalized terms used hereunder but not defined have the meaning ascribed to them in the Merger Agreement.

     In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including, but not limited to (i) the Merger Agreement,
(ii) the Participation Rights Agreement, by and among Corel and Bank of New York, in the form attached to the Proxy Statement/Prospectus, (iii) the Proxy Statement/Prospectus and (iv) such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render our opinion, and our opinion is conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the representations and warranties, covenants and statements contained therein.

     In our opinion, the discussion contained in the final Proxy
Statement/Prospectus in the subsection entitled "The Merger Agreement and Participation Rights Agreement " Material United States Federal Income Tax Consequences" correctly sets forth the material United States federal income tax consequences of the Merger for United States Micrografx shareholders and United States holders of Micrografx options.
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Micrografx, Inc.
September 17, 2001
Page 2

This opinion is based upon existing provisions of the Code, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the "IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by Micrografx, Corel or Merger Sub as to the federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion. Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal tax laws.

     This opinion is furnished to you solely for use in connection with the Proxy Statement/Prospectus. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of our Firm in the Registration Statement under the caption "The Merger Agreement and Participation Rights Agreement -- Material United States Federal Income Tax Consequences." In giving the consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              LOCKE LIDDELL & SAPP LLP


                              By:   /s/  Christopher F. Allison, Jr.
                                 ------------------------------------------
                                 Christopher F. Allison, Jr.